Exhibit 99.1

     PORTRAIT CORPORATION OF AMERICA, INC. ENTERS INTO NEW CREDIT FACILITIES

    MATTHEWS, N.C., July 18 /PRNewswire/ -- Portrait Corporation of America, Inc. ("PCA") announced today that on July 15, 2005 PCA and certain of its subsidiaries entered into a $10 million senior secured revolving credit facility and $20 million letters of credit facility with Wells Fargo Foothill, as arranger and administrative agent. PCA repaid in full its prior senior secured credit facility with proceeds from a senior secured debt financing that was consummated at the same time.

    PCA believes that the new senior secured revolving credit facility and new letters of credit facility provide a platform for the continuation of PCA's new studio openings in Wal-Mart stores in fiscal 2005.

    About Portrait Corporation of America, Inc.
    PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider for Wal-Mart Stores, Inc. As of January 30, 2005, PCA operated 2,401 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 1,000 additional Wal-Mart store locations in the United States. PCA also serves other retailers and sales channels with professional portrait photography services.

    About Wells Fargo Foothill
    Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada. It is part of Wells Fargo & Company (NYSE: WFC), a diversified financial services company with $436 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, "Aaa," from Moody's Investors Service. For more information, visit Wells Fargo Foothill on the Internet at http://www.wffoothill.com.

    Forward-Looking Statements
    Certain statements may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Although PCA believes the statements are reasonable, it can give no assurance that such expectations will prove correct. PCA cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

     Contact:
     Portrait Corporation of America, Inc.
     Don Norsworthy (704) 588-4351 x2404

SOURCE  Portrait Corporation of America, Inc.
    -0-                             07/18/2005
    /CONTACT: Don Norsworthy of Portrait Corporation of America, Inc., +1-704-588-4351, ext. 2404/
    /Web site:  http://www.pcainternational.com
                http://www.wellsfargo.com
                http://www.wffoothill.com /